                                                                       Exhibit 1

                                                                  Execution Copy



                                AGREEMENT FOR THE
                           PURCHASE AND SALE OF SHARES

                         Dated as of September 26, 2003


                                 by and between


                         POSTABANK ES TAKAREKPENZTAR RT.

                                       and

                                 CDC SECURITIES

                        Squire, Sanders & Dempsey L.L.P.
                                    Zochova 5
                                811 03 Bratislava
                                 Slovak Republic

                                TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----

1.          Definitions.                                                                           1
2.          Purchase and Sale of Shares.                                                           3
            (a)     Basic Transaction                                                              3
            (b)     Purchase Price                                                                 3
            (c)     The Closing                                                                    3
            (d)     Deliveries at the Closing                                                      3
3.          Representations and Warranties Concerning the Transaction.                             4
            (a)     Representations and Warranties of the Seller                                   4
            (b)     Representations and Warranties of the Buyer                                    5
4.          Pre-Closing Covenant                                                                   6
5.          Post-Closing Covenants                                                                 7
            (a)     General                                                                        7
            (b)     Litigation Support                                                             7
            (c)     Exemption from Registration                                                    7
6.          Conditions to Obligation to Close.                                                     7
            (a)     Conditions to Obligation of the Buyer                                          7
            (b)     Conditions to Obligation of the Seller                                         8
7.          Remedies for Breaches of this Agreement.                                               9
            (a)     Survival of Representations and Warranties                                     9
            (b)     Indemnification Provisions for Benefit of the Buyer                            9
            (c)     Indemnification Provisions for Benefit of the Seller                           9
            (d)     Matters Involving Third Parties                                                9
            (e)     Indemnification with Respect to M&A Capital Ltd. Dispute                       9
            (f)     Determination of Adverse Consequences                                         10
            (g)     Exclusive Remedy                                                              10
8.          Termination.                                                                          10
            (a)     Termination of Agreement                                                      10
            (b)     Effect of Termination                                                         11
9.          Miscellaneous.                                                                        11
            (a)     Press Releases and Public Announcements                                       11
            (b)     No Third-Party Beneficiaries                                                  11
            (c)     Entire Agreement                                                              11
            (d)     Succession and Assignment                                                     11
            (e)     Counterparts                                                                  11
            (f)     Headings                                                                      11
            (g)     Notices                                                                       12
            (h)     Governing Law                                                                 12
            (i)     Dispute Resolution                                                            12
            (j)     Amendments and Waivers                                                        13
            (k)     Severability                                                                  13
            (l)     Expenses                                                                      13
            (m)     Construction                                                                  13
            (n)     Incorporation of Exhibits and Schedules                                       14

Exhibit A          Statement that Buyer is an Accredited Investor
Exhibit B          Form of Opinion of Counsel Addressed to HTCC, Copy Delivered
                   to Buyer

Schedule 3(a)(vi)  Litigation

                  AGREEMENT FOR THE PURCHASE AND SALE OF SHARES

      THIS AGREEMENT FOR THE PURCHASE AND SALE OF SHARES (this "Agreement") is made as of September 26, 2003 by and among Postabank es Takarekpenztar Rt., a Hungarian commercial bank ("Seller"), and CDC Securities, a New York corporation ("Buyer"). The Buyer and the Seller are referred to collectively herein as the "Parties."

                                    RECITALS

      WHEREAS, Seller is the owner of the Shares (as defined in Section 1); and

      WHEREAS, Seller wishes to sell and Buyer wishes to buy the Shares on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

      1. Definitions.


      "1934 Act" means the Securities Exchange Act of 1934, as amended.


      "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

      "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

      "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

      "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by Citibank, N.A.

      "Ashmore Agreement" means that certain purchase and sale agreement, dated the date hereof, with respect to the transfer by Seller of $1,828,752 shares, $25,000,000 face value subordinated notes and warrants to purchase 2,500,000 shares of HTCC.

      "Buyer" has the meaning set forth in the preface above.

      "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP.

      "Closing" has the meaning set forth in Section 2(c) below.

      "Closing Date" has the meaning set forth in Section 2(c) below.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "HTCC" means Hungarian Telephone and Cable Corp., a Delaware corporation, together with all of its Subsidiaries and Affiliates.


      "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

      "Indemnified Party" has the meaning set forth in Section 7(d) below.

      "Indemnifying Party" has the meaning set forth in Section 7(d) below.

      "Knowledge" shall mean the actual knowledge, without independent investigation, of Ms. Katalin Igaz, Deputy Chief Executive Officer of the Seller, and Mr. Tamas Ugroczky, a director of the Seller and the officer at the Seller responsible for the Senior Secured Debt Facility Agreement.

      "Material Adverse Effect" means any material adverse effect on the business, operations, properties, financial condition or operating results of HTCC and its Subsidiaries, taken as a whole on a consolidated basis.

      "Party" has the meaning set forth in the preface above.

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "Purchase Price" has the meaning set forth in Section 2(b) below.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

      "Seller" has the meaning set forth in the preface above.

      "Senior Secured Debt Facility Agreement" means the Senior Secured Debt Facility Agreement dated April 11, 2000 arranged by Citibank, N.A. and Westdeutsche Landesbank Girozentrale, pursuant to which the Seller is a senior creditor of HTCC.

      "Shares" means the six hundred thousand (600,000) shares of common stock, par value $0.001 per share, of HTCC owned by the Seller.

      "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Third Party Claim" has the meaning set forth in Section 7(d) below.

      2.    Purchase and Sale of Shares.


      (a)   Basic Transaction

      On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer the Shares for the consideration specified below in this Section 2.

      (b)   Purchase Price

      The Buyer agrees to pay to the Seller at the Closing the amount of three million fifty thousand United States Dollars ($3,050,000.00) (the "Purchase Price") in cash, which Purchase Price is payable by wire transfer or delivery of other immediately available funds.

      (c)   The Closing

      The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Squire, Sanders & Dempsey L.L.P in Budapest, Hungary, commencing at 9:00 a.m. local time on October 10, 2003 or on such other date or at such other place as the Buyer and the Seller may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than November 28, 2003.

      (d)   Deliveries at the Closing

      At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) the Seller will deliver to the Buyer a stock certificate representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the consideration specified in Section 2(b) above.

      3. Representations and Warranties Concerning the Transaction.


      (a)   Representations and Warranties of the Seller

      The Seller represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then).

            (i) Organization of Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.


            (ii) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against it in accordance with its terms, except to the extent that the enforcement of the rights and remedies created therein is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors' rights and general principles of equity. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or bylaws.

            (iv) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.


            (v) Shares. The Seller holds of record and owns the Shares free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of the Shares (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Shares.

            (vi) Litigation. Neither the Seller nor any of its affiliates has at any time taken or directed any act, omission or condition which would reasonably be expected to result in or constitute grounds for or the basis of any suit, action, arbitration, proceeding or investigation against or with respect to HTCC. To the Knowledge of the Seller, except as set forth in Schedule 3(a)(vi) hereto and except as otherwise publicly disclosed by HTCC, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or threatened against or affecting HTCC, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.

            (vii) Internal Controls. To the Knowledge of the Seller, HTTC and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with HTCC's management's general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with HTCC's management's general or specific authorization, and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. HTCC has not notified the Seller that HTCC (Y) has not established disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for HTCC and (Z) has not designed such disclosure controls and procedures, if so established, to ensure that material information relating to HTCC, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which HTCC's Form 10-K or 10-Q, as the case may be, is being prepared.

            (viii) No Conflicts. To the Knowledge of the Seller, the business of HTCC and its Subsidiaries is not being conducted, and is not anticipated being conducted, in violation of any law, ordinance, rule, regulation, order, judgment or decree of any governmental entity, court or arbitration tribunal, except for possible violations the sanctions for which either singly or in the aggregate would not have a Material Adverse Effect.

            (ix) No Default Under Senior Secured Debt Facility Agreement. To the Knowledge of the Seller, HTCC has not caused a default or an event of default under the terms of the Senior Secured Debt Facility Agreement.


            (x) Disclaimer of other Representations and Warranties. Other than as specifically stated in this Agreement, the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of HTCC or any of its assets, liabilities or operations. Buyer hereby acknowledges and agrees that the Buyer is purchasing the Shares having made, to its full and complete satisfaction, a due diligence investigation of HTCC. Notwithstanding the foregoing, the Seller has no Knowledge of any information contained in any HTCC SEC Filing or otherwise provided or made available to the Buyer that contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements and writings contained herein not false or misleading in the light of the circumstances under which they were made.

      (b)   Representations and Warranties of the Buyer

      The Buyer represents and warrants to the Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then).

            (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.


            (ii) Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This

      Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except to the extent that the enforcement of the rights and remedies created therein is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors' rights and general principles of equity. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws.

            (iv) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.


            (v) Investment. The Buyer (A) understands that the Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance, inter alia, upon federal and state exemptions from registration for transactions not involving any public offering, (B) understands that the Shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of or offered for sale except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or an applicable exemption therefrom, (C) is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof in violation of any applicable securities laws, (D) is a sophisticated investor with knowledge and experience in business and financial matters, (E) has received adequate information concerning HTCC and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares,
      (F) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, and (G) is an accredited investor within the meaning of Regulation D promulgated under the Securities Act for the reasons set forth in Exhibit A attached hereto.

      4.    Pre-Closing Covenant

      Between the execution of this Agreement and the Closing, each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

      5.    Post-Closing Covenants

      The Parties agree as follows with respect to the period following the Closing.

      (a)   General

      In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 7 below).

      (b)   Litigation Support

      In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving HTCC, the other Party shall cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Section 7 below).

      (c) Exemption from Registration. The Seller shall not take any action or omit to take any action that may result in the Parties being prohibited from consummating the transactions contemplated hereby pursuant to an exemption from registration under the Securities Act.


      6.    Conditions to Obligation to Close.


      (a)   Conditions to Obligation of the Buyer

      The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3(a) above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

            (iv) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iii) is satisfied in all respects;

            (v) the Buyer shall have received from counsel to the Seller a copy of the opinion in form and substance as set forth in Exhibit B attached hereto, addressed to HTCC, and dated as of the Closing Date;

            (vi) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer; and

            (vii) the Buyer shall have had the opportunity to conduct a reasonable investigation of the matters set forth in Schedule 3(a)(vi) of this Agreement and satisfy itself that no material commercial risk will be transferred with respect to the Shares as a result of the dispute described therein in the event that the Closing shall occur.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

      (b)   Conditions to Obligation of the Seller

      The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

            (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

            (v) the Seller shall have entered into and be ready to close the Ashmore Agreement; and

            (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

      7.    Remedies for Breaches of this Agreement.


      (a)   Survival of Representations and Warranties

      All of the representations and warranties of the Parties contained in
Section 3 above shall survive the Closing (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

      (b)   Indemnification Provisions for Benefit of the Buyer


      In the event any the Seller breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 7(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 9(g) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Buyer shall suffer after the end of any applicable survival period) caused proximately by the breach.

      (c)   Indemnification Provisions for Benefit of the Seller


      In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 7(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 9(g) below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Seller shall suffer after the end of any applicable survival period) caused proximately by the breach.

      (d)   Matters Involving Third Parties

            (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

            (ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice.

            (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 7(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably may deem appropriate.

            (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

      (e)   Indemnification with Respect to M&A Capital Ltd. Dispute

      Seller agrees to indemnify and hold harmless the Buyer against any and all costs, expenses, liabilities, claims, losses and damages of whatever nature (including reasonable attorneys' fees) to the extent such costs, expenses, liabilities, claims, losses and damages arise out of or are based on the matters set forth in Schedule 3(a)(vi) of the Agreement.

      (f)   Determination of Adverse Consequences

      The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 7. All indemnification payments under this Section 7 shall be deemed adjustments to the Purchase Price.

      (g)   Exclusive Remedy

      The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this Section 7 shall be the exclusive remedy of the Buyer and the Seller with respect to HTCC and the transactions contemplated by this Agreement.

      8.    Termination.


      (a)   Termination of Agreement

      The Parties may terminate this Agreement as provided below:

            (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event that the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach but not later than November 28, 2003 or (B) if the Closing shall not have occurred on or before November 28, 2003, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

            (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach but not later than November 28, 2003 or (B) if the Closing shall not have occurred on or before November 28, 2003 by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

      (b)   Effect of Termination

      If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

      9.    Miscellaneous.


      (a)   Press Releases and Public Announcements

      No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

      (b)   No Third-Party Beneficiaries

      This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (c)   Entire Agreement

      This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

      (d)   Succession and Assignment

      This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Party.

      (e)   Counterparts

      This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (f)   Headings

      The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (g)   Notices

      All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

    If to the Seller:                           Copy to:

    Postabank es Takarekpenztar Rt.             Squire, Sanders & Dempsey L.L.P.
    Rumbach Sebestyen u. 19-21.                 Zochova 5
    1075 Budapest                               811 03 Bratislava
    Hungary                                     Republic of Slovakia
    Attention: Katalin Igaz                     Attention: Andrew Sandor
    Facsimile: +36-1-266-8077                   Facsimile: +421-2-5930-3415

    If to the Buyer:                            Copy to:

    CDC Securities                              Greenberg Traurig, LLP
    9 W 57th Street, 35th Floor                 200 Park Avenue, 14th Floor
    New York, NY 10019                          New York, NY 10166
    USA                                         USA
    Attention: Richard Brand                    Attention:  Joel Telpner, Esq.
    Facsimile: +1 (212) 891-6119                Facsimile:  +1 (212) 801-6400
    and
    Albert Zakes, as General Counsel
    Facsimile: +1 (212) 891-1922

      Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (h)   Governing Law

      This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      (i)   Dispute Resolution

            (i) In the event of any dispute between the Parties, the Parties shall first attempt to settle such dispute amicably. Provided that, unless the Parties otherwise agree, arbitration may be commenced on or after the thirtieth day after the day on which notice of intention to commence arbitration of such dispute was given, even if no attempt at amicable settlement thereof has been made.

            (ii) If amicable settlement has not been reached within the period stated in Section 9(i)(i) above, the dispute shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed under such Rules. The language of the arbitration shall be English and the place of such arbitration shall be London. The prevailing party in any such arbitration shall be fully reimbursed by the other party for all costs associated with the arbitration, including legal fees.

      (j)   Amendments and Waivers

      No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (k)   Severability

      Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (l)   Expenses

      Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement.

      (m)   Construction

      The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

      (n)   Incorporation of Exhibits and Schedules

      The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

SELLER:                                          BUYER:


POSTABANK ES TAKAREKPENZTAR RT.                  CDC SECURITIES


By: /s/ Bela Singlovics                     By:  /s/ Richard Brand
    ------------------------------------         -------------------------------
    Name:   Bela Singlovics                      Name:   Richard Brand
    Title:  Chief Executive Officer              Title:  Managing Director and
                                                         Group Head
                                                         Private Capital Markets

By: /s/ Katalin Igaz                        By:  /s/ Louis Pinto
    ------------------------------------         -------------------------------
    Name:  Katalin Igaz                          Name:   Louis Pinto
    Title: Deputy Chief Executive Office         Title:  Managing Director


                                            By:  /s/ William Branagh
                                                 -------------------------------
                                                 Name:   William Branagh
                                                 Title:  Managing Director



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